News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Fiscal 2006 Fourth Quarter and Year-End Results

CHICAGO, July 13, 2006 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fourth quarter and fiscal year ended April 30, 2006.

For the fiscal 2006 fourth quarter Methode reported net sales of $116.3 million, and net income of $4.3 million, or $0.12 earnings per share. Included in these results is a tax charge of $4.5 million, or $0.12 per share, resulting from the repatriation of $38.1 million of foreign earnings to the U.S., and an $0.8 million reduction to the bad debt provision, $0.6 million after tax, or $0.02 per share, on the sale in May 2006 of claims against Delphi for $4.6 million of pre-petition receivables. This compares with the fiscal 2005 fourth quarter net sales of $115.6 million, and net income of $9.7 million, or $0.27 earnings per share. Net income in the 2005 fiscal fourth quarter included a $1.0 million, or $0.03 per share gain on life insurance policies.

Customer tooling sales in the fiscal 2006 fourth quarter were $2.0 million compared to $13.3 million in the prior year period. Excluding customer tooling, product sales were $114.3 million in the fiscal 2006 fourth quarter compared to $102.3 million in the same quarter last year.

For the 2006 fiscal year, Methode reported net sales of $421.6 million and net income of $17.0 million, or $0.47 earnings per share. Included in the 2006 fiscal year results was a $2.3 million bad debt provision, $1.5 million after tax, or $0.04 per share, for receivables deemed uncollectible due to the Delphi bankruptcy. In addition, these results include a tax charge of $4.5 million, or $0.12 per share, resulting from the repatriation of $38.1 million of foreign earnings to the U.S. Excluding the increased tax expense and the Delphi bad debt charge, Methode achieved net income of $0.63 per share. This compares to fiscal year 2005 net sales of $392.7 million and net income of $25.5 million, or earnings of $0.71 per share, which included the $0.03 per share insurance gain.

Customer tooling sales for the 2006 fiscal year were $10.8 million compared to $17.2 million for the 2005 fiscal year. Excluding customer tooling, product sales in the 2006 fiscal year were $410.8 million, compared to $375.5 million in the 2005 fiscal year.

Cost of products sold, as a percentage of net sales in fiscal 2006, was 79.8 percent, compared to 78.1 percent from the year ago period. This increase is primarily a result of operational inefficiencies at the Scotland automotive facility, costs associated with initiating and launching new business in China, significant raw material and energy increases, contractual price concessions to U.S automotive OEMs, along with production volume declines due to automotive customer market share losses.

Selling and administrative expense for the 2006 fiscal year represented 13.2 percent of net sales, compared to 13.0 percent in fiscal 2005. Included in fiscal 2006 results is the $2.3 million bad debt provision, for impaired receivables due to the bankruptcy of Delphi Corporation. Third-party Sarbanes-Oxley compliance costs were reduced to $1.1 million in fiscal 2006 from $3.4 million in fiscal 2005. Stock-based compensation increased by $0.7 million in fiscal 2006, as the Company entered its second year of restricted stock awards.

Commenting on the results, Donald W. Duda, President and Chief Executive Officer said, “While sales increased during the 2006 fiscal year, operating margins did not keep pace. We are working with our operations in Scotland and China to bring those businesses to profitable levels in the coming 12 to 18 months. Raw material increases remain a major issue as the automotive OEMs are resistant to absorbing these additional costs, which places significant downward pressure on Methode’s automotive margins. We continue to seek ways to combat these factors, and have become increasingly more selective with regard to automotive programs in which we participate and customers with which we do business.”

Mr. Duda continued, “Despite raw material price increases and customer bankruptcies, a number of Methode’s business units performed well during the year. Our power distribution business has positioned itself for continued growth with its expansion into China, along with the joint marketing capability from our Cableco acquisition. In addition, our global automotive business launched over 60 new programs and was awarded new business from current customers, as well as from new OEMs, helping to diversify Methode’s automotive customer base.”

As part of its continuing focus to improve costs and worldwide efficiencies, Methode expects to reorganize portions of its business in the 2007 fiscal year, which could result in a $0.06 to $0.08 charge to earnings per share. In addition, it is anticipated that margin improvements expected to be gained at the Scotland and Shanghai operations will be significantly offset by the profit erosion related to Methode’s traditional Detroit customers due to product pricing, raw material increases and customer market share losses. Incorporating the effect of these events, Methode is forecasting 2007 fiscal year net sales of between $430.0 million and $445.0 million, including approximately $15.0 million in tooling sales, with net income in the range of $0.40 and $0.48 per share, which includes the abovementioned reorganization charge.

For the first quarter of fiscal year 2007 which includes temporary plant shut-downs due to the automotive model year change-over period, Methode is forecasting net sales of between $100.0 million to $103.0 million with net income between $0.09 and $0.11 per share.

Conference Call

As previously announced, the Company will conduct a conference call led by its Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on July 13, 2006 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 1-877-407-8031 for domestic callers or 201-689-8031 for international callers. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 1-877-660-6853 for domestic callers or 201-612-7415 for international callers, both using playback account number 286 and conference ID number 205459. Replay will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated July 13, 2006, containing information on Methode’s fourth quarter and year-end reporting periods for fiscal 2006, and offering guidance for its first quarter and full year reporting periods for fiscal 2007, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of July 13, 2006. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data)
	Three Months Ended April 30,
	2006	2005
Net sales	$116,297	$115,581
Other income	412	501
Cost of products sold	90,991	89,158
Selling and administrative expenses	12,872	12,935
Income from operations	12,846	13,989
Interest, net	452	438
Other income, net	168	1,064
Income before income taxes	13,466	15,491
Income taxes	9,175	5,764
Net income	4,291	9,727
Basic and Diluted Earnings per Common Share:	$0.12	$0.27
Average Number of Common Shares outstanding:
Basic	36,284	36,130
Diluted	36,497	36,415
	Year Ended April 30,
	2006	2005

Net sales	$421,615	$392,725
Other income	1,074	1,720
Cost of products sold	336,410	306,618
Selling and administrative expenses	55,559	51,185
Income from operations	30,720	36,642
Interest, net	2,106	1,126
Other income (expense), net	(457)	679
Income before income taxes	32,369	38,447
Income taxes	15,320	12,914
Net income	17,049	25,533
Basic and Diluted Earnings per Common Share:	$0.47	$0.71
Average Number of Common Shares outstanding:
Basic	36,259	35,842
Diluted	36,463	36,153

(In thousands)
	April 30,	April 30,
	2006	2005
Cash	$81,646	$87,142
Accounts receivable — net	74,223	65,699
Inventories	45,681	41,583
Other current assets	19,722	10,908

Total Current Assets	221,272	205,332
Property, plant and equipment — net	90,497	92,640
Goodwill — net	28,893	24,738
Intangible assets — net	17,540	20,367
Other assets	16,381	13,604

Total Assets	$374,583	$356,681

Accounts and notes payable	$41,581	$32,406
Other current liabilities	32,622	32,819

Total current liabilities	74,203	65,225
Other liabilities	8,671	8,934
Shareholders’ equity	291,709	282,522

Total Liabilities and Shareholders’ Equity	$374,583	$356,681

(In thousands)
	Year Ended April 30,
	2006	2005
OPERATING ACTIVITIES
Net income	$17,049	$25,533
Provision for depreciation	17,466	17,123
Amortization of intangibles	5,380	4,311
Provision for losses on accounts receivable	2,109	213
Stock based compensation	2,047	1,365
Deferred income taxes	(2,870)	633
Changes in operating assets and liabilities	(12,283)	(3,350)
Other	750	(874)

NET CASH PROVIDED BY OPERATING ACTIVITIES	29,648	44,954
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(18,654)	(18,982)
Acquisitions	(7,446)	(4,374)
Proceeds from sale of building	1,712	—
Proceeds from life insurance policies	—	2,309
Other	(1,427)	(6)

NET CASH USED IN INVESTING ACTIVITIES	(25,815)	(21,053)
FINANCING ACTIVITIES
Purchase of common stock	(1,783)	—
Proceeds from exercise of stock options	689	6,462
Dividends	(7,465)	(7,252)

NET CASH USED IN FINANCING ACTIVITIES	(8,559)	(790)
Effect of foreign exchange rate changes on cash	(770)	2,274

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,496)	25,385
Cash and cash equivalents at beginning of period	87,142	61,757

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$81,646	$87,142